EXHIBIT 12

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

        Computation of Ratio of Earnings to Fixed Charges
             For the six months ended June 30, 1999
                   (in millions, except ratio)

                                                              1999
                                                              ----
Earnings:
   Income before taxes on income                          $   794.8
   Minority interests' share of earnings of majority-
     owned subsidiaries without fixed charges                   -
   Equity income                                              (15.5)
   Fixed charges                                              127.0
   Proportionate share of income of 50%-owned
     persons                                                   15.4
   Distributed income of less than 50%-owned persons            -
   Amortization of capitalized interest                         8.3
                                                           --------

      Total earnings                                      $   930.0

Fixed Charges:
   Interest expense:
      Consolidated                                        $   102.1
      Proportionate share of 50%-owned persons                  1.2
                                                           --------
                                                              103.3
                                                           --------

   Amount representative of the interest factor in rents:
      Consolidated                                             23.1
      Proportionate share of 50%-owned persons                   .6
                                                           --------
                                                               23.7
                                                           --------

   Fixed charges added to earnings                            127.0
                                                           --------

   Interest capitalized:
      Consolidated                                              5.6
      Proportionate share of 50%-owned persons                  -
                                                           --------
                                                                5.6
                                                           --------

   Preferred stock dividend requirements of
      majority-owned subsidiaries                               -
                                                           --------
      Total fixed charges                                 $   132.6
                                                           ========

Ratio of earnings to fixed charges                              7.0
                                                           ========

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